Exhibit 99.2

DOT HILL UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information gives effect to the acquisition of Cloverleaf by Dot Hill, accounted for as a business combination using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Preliminary estimates of the fair values of the acquired assets and liabilities of Cloverleaf have been combined with the recorded values of the assets and liabilities of Dot Hill in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of December 31, 2009 gives effect to the acquisition of Cloverleaf by Dot Hill as if the acquisition occurred on December 31, 2009. The Dot Hill consolidated balance sheet information included in the unaudited pro forma condensed combined balance sheet as of December 31, 2009 was derived from Dot Hill’s audited December 31, 2009 consolidated balance sheet. The Cloverleaf balance sheet information included in the unaudited pro forma condensed combined balance sheet as of December 31, 2009 was derived from Cloverleaf’s audited December 31, 2009 consolidated balance sheet, included elsewhere in this Form 8-K/A.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2009 gives pro forma effect to the acquisition of Cloverleaf by Dot Hill as if the transaction was consummated on January 1, 2009. The information included in the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2009 includes the consolidated statement of operations of Dot Hill for the year ended December 31, 2009, which was derived from its audited statement of operations for that year. The information included in the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2009 includes the consolidated statement of operations of Cloverleaf for the year ended December 31, 2009, which was derived from its audited statement of operations for that year, included elsewhere in this Form 8-K/A.

The unaudited pro forma condensed combined financial information has been prepared by Dot Hill management for illustrative purposes only and in accordance with the requirements of Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Dot Hill and Cloverleaf been a combined company during the specified periods. Additionally, the unaudited pro forma results do not give effect to any additional costs or cost savings that could result from the combination of Dot Hill and Cloverleaf. The pro forma adjustments are based on the information available at the date of this Form 8-K/A and reflect preliminary estimates of fair value, which are subject to change upon finalization of purchase accounting and the related valuation. The unaudited pro forma condensed combined financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Dot Hill and Cloverleaf included elsewhere in this Form 8-K/A, in Dot Hill’s Form 10-K filed with the Securities and Exchange Commission, or the SEC, on March 16, 2010 and any subsequent Form 10-Q filings with the SEC.

DOT HILL SYSTEMS CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2009

(In thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Dot Hill	Cloverleaf
Assets
Current assets:
Cash and cash equivalents	$57,574	$372	$(703	)(1)	$57,243
Accounts receivable, net	34,197	16	—		34,213
Inventories	4,333	109	(89	)(2)	4,353
Prepaid expenses and other assets	5,314	161	—		5,475

Total current assets	101,418	658	(792)		101,284
Property and equipment, net	3,616	470	—		4,086
Intangible assets, net	3,029	—	6,551	(3)	9,580
Goodwill	—	—	3,810	(4)	3,810
Other assets	217	13	—		230

Total assets	$108,280	$1,141	$9,569		$118,990

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$28,411	$280	$—		$28,691
Accrued compensation	3,602	409	—		4,011
Accrued expenses	4,220	203	937	(5)	5,360
Deferred revenue	1,217	391	(391	)(2)	1,217
Restructuring accrual	1,697	—	—		1,697
Current portion of long-term note and loans payable	261	717	—		978
Current maturities of long-term convertible loan	—	55	(55	)(6)	—

Total current liabilities	39,408	2,055	491		41,954
Long-term note payable	346	—	—		346
Other long-term liabilities	2,175	32	—		2,207
Long-term convertible loan, net of current maturities	—	145	(145	)(6)	—
Stockholders' equity:
Preferred stock	—	19	(19	)(7)	—
Common stock	49	—	5	(8)	54
Additional paid-in capital	303,841	53,116	(53,116	)(7)
			8,127	(8)	311,968
Accumulated other comprehensive loss	(3,439)	—	—		(3,439)
Accumulated deficit	(234,100)	(54,226)	54,226	(7)	(234,100)

Total stockholders' equity	66,351	(1,091)	9,223		74,483

Total liabilities and stockholders' equity	$108,280	$1,141	$9,569		$118,990

DOT HILL SYSTEMS CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009

(In thousands, except per share data)

	Historical		Pro Forma	Pro Forma
	Dot Hill	Cloverleaf	Adjustments	Combined
Net revenue	$234,383	$1,248	$—	$235,631
Cost of goods sold	196,556	392	911 (9)	197,859

Gross profit	37,827	856	(911)	37,772
Operating expenses:
Sales and marketing	10,970	1,111	—	12,081
Research and development	28,120	2,384	—	30,504
General and administrative	10,139	1,015	29 (9)	11,183
Restructuring charge	2,430	—	—	2,430

Total operating expenses	51,659	4,510	29	56,198

Operating loss	(13,832)	(3,654)	(940)	(18,426)
Other income (expense), net	167	(189)	—	(22)

Loss before income taxes	(13,665)	(3,843)	(940)	(18,448)
Income tax expense (benefit)	(40)	22	—	(18)

Net loss	$(13,625)	$(3,865)	$(940)	$(18,430)

Net loss per basic and diluted share	$(0.29)			$(0.36)

Shares used to compute net loss per basic and diluted share	47,094		4,759 (8)	51,853

NOTES TO THE DOT HILL UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1: Cloverleaf Acquisition

On January 4, 2010, Dot Hill entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among Dot Hill, Telluride Acquisition Sub, Inc., a wholly-owned subsidiary of Dot Hill (“Merger Sub”), Cloverleaf, Cloverleaf Communications (Israel) Ltd., Cloverleaf Communications Corporation (BVI) and E. Shalev Management 2000 (1999) Ltd., as the Stockholders’ Representative, whereby the Merger Sub merged with and into Cloverleaf, with Cloverleaf continuing as the surviving entity and a wholly-owned subsidiary of Dot Hill (the “Merger”). The Merger was consummated on January 26, 2010.

Prior to the Merger, Cloverleaf was a privately held software company focused on heterogeneous storage virtualization and unified storage technologies. Following the Merger, Dot Hill changed its operating segment reporting structure and Cloverleaf joined Dot Hill’s Standalone Storage Software business segment, augmenting its existing software offering portfolio of products. The acquisition of Cloverleaf is intended to broaden Dot Hill’s market opportunities and help accelerate Dot Hill’s transition from a provider of storage arrays to a provider of storage solutions and software. The Cloverleaf acquisition also provided Dot Hill with a new team of software developers and other professionals located in Israel.

Dot Hill acquired all of the outstanding equity interests in Cloverleaf in exchange for (i) $0.7 million of cash, (ii) 4,758,530 shares of Dot Hill common stock valued at $8.1 million, or $1.71 per share, which represents the closing price of Dot Hill common stock on the acquisition date, or January 26, 2010, (iii) $0.9 million of specified assumed outstanding liabilities of Cloverleaf at the acquisition date, (iv) $0.9 million of transaction expenses incurred by Cloverleaf related to the acquisition, and (v) 327,977 shares of restricted common stock that were issued to the employees of Cloverleaf who became employees of Dot Hill on the acquisition date pursuant to Dot Hill’s 2009 Equity Incentive Plan.

Dot Hill did not assume or exchange any Cloverleaf stock options or other share-based payment awards in connection with the acquisition of Cloverleaf. Under the terms of the Merger Agreement, all Cloverleaf stock options and warrants that were outstanding immediately prior to the acquisition date and not exercised prior to the acquisition date expired and became null and void as of the acquisition date based on the value of Cloverleaf in the transaction. All outstanding options expired and had a no fair value. In connection with the employment of certain Cloverleaf employees, Dot Hill granted 327,977 shares of restricted common stock. The fair value of the 327,977 shares of restricted common stock that were issued on the acquisition date will be recognized as compensation cost in the post-combination financial statements over the period in which the shares of restricted common stock vest. These shares vest as follows:  1/3 of such shares vest upon issuance;  1/3 of such shares vest one year from the date of issuance; and  1/3 of such shares vest two years from the date of issuance. Dot Hill estimates that post-combination compensation expense attributable to these shares will approximate $0.5 million in the first year following the date of the acquisition of Cloverleaf and $0.1 million in the second year following the date of the acquisition of Cloverleaf. The pro forma financial statements above do not reflect this additional post-combination compensation expense to be recognized.

Dot Hill’s preliminary estimate of the consideration transferred in connection with the acquisition of Cloverleaf approximates $8.8 million as follows (in thousands):

Estimated cash consideration	$703
Estimated Dot Hill common stock issued to Cloverleaf, net of estimated issuance costs	8,132

Estimated consideration transferred	$8,835

The acquisition of Cloverleaf has been accounted for under the purchase method of accounting in accordance with the requirements of Accounting Standard Codification topic 805 “Business Combinations”. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on preliminary estimated fair values.

The allocation of the purchase price has been prepared based on preliminary estimates of fair values, including acquired software, a trade name and certain potential tax liabilities of Cloverleaf. Therefore, actual amounts recorded upon the finalization of estimates of fair values, including acquisition-related intangible assets and certain potential tax liabilities, may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. Dot Hill’s estimates of the fair values of the assets and liabilities of Cloverleaf have been combined with the recorded values of the assets and liabilities of Dot Hill in the unaudited pro forma condensed combined financial information.

The preliminary allocation of consideration transferred in connection with the acquisition of Cloverleaf is summarized below (in thousands):

Cash	$372
Accounts receivable	16
Inventory	20
Other current assets	161
Property and equipment	470
Other non-current assets	13
Amortizable intangible assets:
Acquired software	6,375
Trade name	176
Goodwill	3,810
Accounts payable	(280)
Current maturities long-term loan	(717)
Other current liabilities	(1,549)
Other non-current liabilities	(32)

$8,835

The acquired software consists of heterogeneous storage virtualization and unified storage technologies that can simplify data center management, eliminate downtime and reduce storage costs. The Cloverleaf Intelligent Storage Networking System - iSN™ trade name is an intelligent, network resident, storage network management system that provides a combination of benefits, features and capabilities qualified to meet the demands of mid to large-sized data centers. Dot Hill expects to amortize the fair value of the acquired software and the trade name on a straight-line basis over a period of seven years and six years, respectively, which management believes to reasonably reflect the pattern over which the economic benefits are being derived.

Of the total estimated consideration transferred in connection with the business combination, approximately $3.8 million has preliminarily been allocated to goodwill. Goodwill represents the excess of the consideration transferred of an acquired business over the fair value of the underlying net tangible and intangible assets. The goodwill resulting from this acquisition is not expected to be deductible for tax purposes.

In accordance the requirements of Accounting Standard Codification topic 305 “Intangibles - Goodwill and Other”, goodwill will not be amortized but instead will be tested for impairment at least annually, or more frequently if indicators of impairment are present. In the event that Dot Hill management determines that the goodwill has become impaired, Dot Hill will incur a charge for the amount of impairment during the period in which the determination is made.

Note 2: Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated consideration transferred for the Cloverleaf acquisition, to adjust amounts related to Cloverleaf’s tangible and intangible net assets to the preliminary estimate of their fair value and to reflect the amortization expense related to the estimated amortizable intangible assets.

The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Dot Hill and Cloverleaf filed consolidated income tax returns during the periods presented.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(1)	Adjustment to reflect cash consideration of approximately $0.7 million paid by Dot Hill in connection with the acquisition of Cloverleaf.

(2)	Adjustment to eliminate the historical amount of Cloverleaf deferred revenue and the related cost associated with deferred revenue. In accordance with the requirements of Accounting Standard Codification topic 805 “Business Combinations”, as the deferred revenue of Cloverleaf does not represent a legal performance obligation, no liability was recognized in connection with the acquisition of Cloverleaf.

(3)	Adjustment to reflect the preliminary estimate of the fair value of Cloverleaf intangible assets acquired of approximately $6.6 million. Those assets consist of $6.4 million of acquired software and $0.2 million of an acquired trade name.

(4)	Adjustment to reflect the preliminary estimate of Dot Hill goodwill of approximately $3.8 million.

(5)	Adjustment to accrue $0.9 million of transaction expenses incurred by Cloverleaf related to the acquisition, but not recorded in the historical Cloverleaf financial statements.

(6)	Adjustment to eliminate the convertible debt of Cloverleaf that was converted into preferred stock in connection with the acquisition of Cloverleaf.

(7)	Adjustment to eliminate Cloverleaf’s historical stockholders’ equity.

(8)	Adjustment to reflect the issuance of 4.8 million shares of Dot Hill common stock, valued at approximately $8.8 million, in connection with the acquisition of Cloverleaf. The allocation between common stock and additional paid-in capital has been made based upon the par value of Dot Hill’s common stock, $0.001 per share.

The pro forma basic and diluted net loss per share for the year ended December 31, 2009 is based on the historical basic and diluted number of shares of Dot Hill common stock outstanding adjusted for the impact of 4.8 million shares issued in connection with the acquisition of Cloverleaf, assuming the transaction closed on January 1, 2009.

(9)	Adjustment to reflect the amortization of intangible assets of approximately $0.9 million for the year ended December 31, 2009 related to the acquisition of Cloverleaf by Dot Hill.

Note 3: Unusual and Non-recurring Charges

Dot Hill expects to incur direct transaction costs of approximately $0.8 million in connection with the acquisition of Cloverleaf. In accordance with the requirements of Accounting Standard Codification topic 805 “Business Combinations”, acquisition-related costs incurred by an acquirer to effect a business combination are not part of the consideration transferred, but rather are accounted for as expense in the period incurred. Dot Hill recognized approximately $0.5 million of direct transaction costs in the fourth quarter of 2009 and expects to incur an additional $0.3 million in the first quarter of 2010.

Dot Hill expects to incur post-combination severance costs of approximately $0.1 million in the first quarter of 2010, as one executive level employee of Cloverleaf was not retained by Dot Hill subsequent to the acquisition date. The pro forma financial statements above do not reflect any cost savings attributable to the termination of this individual.

In December 2008, Dot Hill management approved, committed to, and initiated a restructuring plan to improve efficiencies in its operations, which was largely driven by its plan to consolidate its facility in Carlsbad, California into the Longmont, Colorado facility. As a result of this relocation, Dot Hill incurred approximately $1.0 million of severance-related costs in 2009. Additionally, as part of the 2008 restructuring plan, Dot Hill also incurred contract termination costs of $1.4 million for facility lease costs that Dot Hill continues to incur without economic benefit. The severance-related costs and contract termination costs have been recorded as restructuring expense, which is presented as a separate component within operating expenses.